EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
December 8, 2006

Cullen/Frost Bankers Finalizes Acquisition
of Summit Bancshares

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) announced the completion of the acquisition of Summit Bancshares, Inc. and the merger of its wholly-owned subsidiary, Summit Bank, N.A., into The Frost National Bank, a wholly-owned subsidiary of Cullen/Frost, effective as of the close of business Friday, December 8, 2006.

     As a result of the merger, ten Fort Worth banking locations of Summit Bank became offices of Frost Bank and now operate under the Frost name. At September 30, 2006, Summit had deposits of $929 million and total loans of $858 million. This acquisition brings the number of Frost Bank financial centers in the Fort Worth region to 24 and the number statewide to more than 100. Summit Bank customers can now access the full range of Frost Bank services.

     "It has been our privilege to serve the financial needs of Texans for 138 years, and this acquisition will enable us to extend our unique brand of banking to even more customers in the vital Fort Worth region," said Dick Evans, chairman and CEO of Cullen/Frost. "As of today, we have more than 100 financial centers in Texas, a milestone for our company. With this acquisition, Fort Worth also becomes our largest loan market and second-largest deposit market. Summit Bank has a long tradition of community-oriented relationship banking, with a strong focus on superior customer service, and we are pleased to welcome them into our Frost Bank family."

     Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $11.6 billion at September 30, 2006. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, now operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banks headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.